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                                EXHIBIT (h)(7)
                                --------------

                Shareholder Servicing Agreement with respect to
                                Class I Shares















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                       SHAREHOLDER SERVICING AGREEMENT


     AGREEMENT entered into as of October 1, 1999 ("Effective Date") by and between HighMark Capital Management, Inc. ("Advisor") and the Department of Personnel Administration/Savings Plus Program ("Service Provider") and HighMark Funds ("Trust").


                                 WITNESSETH:

     WHEREAS, each of the funds listed on Schedule A hereto as such Schedule may be amended from time to time (collectively, the "Funds," and each a "Fund") is a series of the Trust, an investment company registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, Advisor is the investment advisor to each Fund and is compensated by the Trust based on the asset size of each Fund; and

     WHEREAS, Service Provider serves as trustee and administrator for pension plans that make available the shares of the Fund(s) to participants in such plans ("Plan Participants"); and

     WHEREAS, for the convenience of Plan Participants, Service Provider is the record owner of such shares and maintains an omnibus account with each of the Funds which represents the aggregate number of shares held by Plan Participants at any given time; and

     WHEREAS, Service Provider tracks the beneficial ownership of such shares and distributes dividends, and shareholder information and performs other services for Plan Participants' benefit as set forth on Exhibit 1;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto agrees, as follows:

     1.  Service Provider agrees to perform the services specified in
Exhibit 1 hereto (the "Services") for the benefit of Plan Participants maintaining shares of any of such Funds in plan accounts with Service Provider and whose shares are included in the omnibus account referred to above.

     2. Service Provider agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules, and regulations applicable to the Services.


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     3. Upon request of the Trust, Service Provider will provide access to
Service Provider's facilities and records related to the Services to the Trust and the Trust's legal and audit representatives to review the quality of the Services, and to respond to requests of the board of trustees of the Trust, a governmental body, self-regulatory organization or a shareholder. Notwithstanding this provision, it is understood and agreed that the names and addresses of Service Provider plan participants (including the Plan Participants) are the exclusive property of Service Provider and that such plan participant information will not be provided to the Funds and their representatives pursuant to this Agreement provided, however, that such plan participants information will be provided by Service Provider directly to any court or governmental agency if required by applicable law or governmental or court order. All costs and expenses incurred by Service Provider in providing access to the Fund and its representatives shall be paid by the Trust.

     4. Trust agrees that it and its representatives given access to Service Provider facilities and/or records in accordance with Paragraph 3 hereto shall treat all records and any information obtained in connection with access to our facilities as confidential and shall not disclose information contained therein except as permitted under Paragraph 3. All such records and information maintained by Service Provider in connection with this Agreement are the exclusive property of Service Provider and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement. No person having access to such records or information may use such records or information to solicit, directly or indirectly, any plan participants of Service Provider for any purpose. The provisions of Paragraphs 3 and 4 shall survive the termination of this Agreement.

     5. In consideration of the Services provided hereunder, Advisor shall pay to Service Provider the amounts set forth in Schedule B hereto. Under no circumstances will the Trust be responsible for payments under this Agreement.

     6. Service Provider shall indemnify and hold harmless the Funds and Advisor from and against any and all losses that it may incur (including, without limitation, reasonable attorney's fees and expenses) arising out of or related to the non-performance of Service Provider of its responsibilities under this Agreement except to the extent any such losses are caused, or contributed to, by Advisor.

     7. The Advisor shall indemnify, and hold harmless Service Provider from any and all losses that it may incur (including, without limitation, reasonable attorneys' fees and expenses) that are related to the non-performance of Advisor of its responsibilities under this Agreement, except to the extent of any such losses are caused, or contributed to by Service Provider. The provisions of Paragraphs 6 and 7 shall survive the termination of this Agreement.

     8. This Agreement may be terminated, without penalty, at any time by Service Provider, Advisor, or the Trust in whole, or in part with respect to one or more of the funds, upon 60-days written notice to the other party.





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     9.  The Trust is organized as a Massachusetts business trust. Service
Provider understands and agrees that the obligations of under this Agreement are not binding upon any shareholder of the Funds personally, but bind only each Fund and each Fund's property. Service Provider represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder liability for acts or obligations of the Funds.

     10. This Agreement, including its exhibits and Schedules, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters.

     11. All communications under this Agreement shall be written and sent to Service Provider and to Advisor at the addresses each has provided at the end of this Agreement. Notice shall be deemed to have been given on the date it was delivered personally to the other party or any officer or was either received by express delivery or telecopy (with receipt) by the other party at its address specified in this Agreement. Either party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

     12. This Agreement may be amended only by mutual agreement of the parties in writing; provided however, that any amendment to Schedule A of this Agreement to add additional Fund(s) shall be deemed effective and part of this Agreement upon the day of the first sale by Service Provider of any shares of such Fund(s).

     13. The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the non-assigning party.

     14. This Agreement shall be governed by the laws of the State of California without giving affect to provisions relating to conflict of laws. This Agreement may be signed in counterparts, all of which shall constitute one and the same agreement.

     IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first below written.

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SERVICE PROVIDER                             ADDRESS FOR NOTICE:


BY: /s/ KEITH SUESTMUNICH                       SAVINGS PLUS PROGRAM
   ----------------------------              ---------------------------
PRINT NAME: KEITH SUESTMUNICH                    1800 15TH STREET
           -----------------------           ---------------------------
TITLE: ADMINISTRATOR                          SACRAMENTO, CA 95814-6614
      ----------------------------           ---------------------------



HIGHMARK CAPITAL MANAGEMENT INC.             ADDRESS FOR NOTICE:

                                              UNIM BANK OF CALIFORNIA
BY: /s/ GREGORY KNOPF                            445 S. FIGUEROA ST.
   ----------------------------              ---------------------------
PRINT NAME: GREGORY KNOPF                       3RD FLR. MUTUAL FUNDS
           -----------------------           ---------------------------
TITLE: MANAGING DIRECTOR                        LOS ANGELES, CA 90071
      ----------------------------           ---------------------------



HIGHMARK FUNDS


BY: /s/ LYNDA J. STRIEGEL                         SEI INVESTMENTS
   ----------------------------              ---------------------------
PRINT NAME: LYNDA J. STRIEGEL                 ONE FREEDOM VALLEY DRIVE
           -----------------------           ---------------------------
TITLE: VICE PRESIDENT                              OAKS, PA 19456
      ----------------------------           ---------------------------


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EXHIBIT 1

     Pursuant to the Agreement by and among the parties hereto, Service Provider shall perform the following Services:

     1. Maintain separate records for each Plan Participant with respect to each of the Funds held by such Plan Participant, which records shall reflect shares purchased and redeemed and share balances. Service Provider shall maintain an omnibus account for each Fund with the transfer agent of the Trust representing the position of such Plan Participants and such account shall be in the name of service Provider or its nominee as the record owner of the shares owned by such Plan Participants.

     2. Transmit to the Funds purchase and redemption oniers on behalf of Plan Participants. Disburse or credit to Plan Participants all proceeds of redemptions of shares of each of the Funds and all dividends and other distributions not invested in shares of each of the Funds.

     3. Prepare and transmit to Plan Participants periodic account statements showing the total number of shares owned by them as of the statement closing date, purchases and redemptions of Fund shares by the plan participant during the period covered by the statement and dividends and other distributions paid to the plan participant during the statement period (whether paid in cash or reinvested in Fund shares).

     4. Transmit to Service Provider plan participants proxy materials, reports and other information that are required to be sent to shareholders under the federal securities laws received by Service Provider from the Trust. Upon request of the Trust, Service Provider will transmit to Plan Participants fund communications deemed by the Trust, through its Board of Trustees, to be material to the shareholders of a Fund. In the event Service Provider were to mail any Fund materials, reports, prospectuses and other information to Plan Participants/shareholders of any Fund who are Service Provider plan participants pursuant to this paragraph. Advisor agrees to reimburse Service Provider or cause the Fund to reimburse Service Provider for all out-of-pocket expenses, including, without limitation, reasonable clerical expenses incurred in connection with the distribution of such materials using rates and guidelines set forth in Rule 451.90 of the New York Stock Exchange Inc.

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                             SCHEDULE A

FUNDS

HighMark Value Momentum Fund - Class I

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                             SCHEDULE B

Advisor agrees to pay Service Provider an annual fee equal to 10 basis points on net assets of the HighMark Value Momentum Fund held in the Thrift Plan and Deferred Compensation Plan in the State of California Savings Plus Program. The fee will be paid monthly based on the average net assets for the month of Service Provider's investments in the Fund.

In addition to Fees set forth above, Advisor shall pay, or cause to be paid, to Service Provider amounts due pursuant to Paragraph 3 of the Agreement and Paragraph 4 of Exhibit 1 of this Agreement.

All payments referred to in this schedule shall be made by Advisor to Service Provider each month by check accompanied with a back-up report reflecting the average net assets of the HighMark Value Momentum Fund for the month.